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                                                           EXHIBIT 10.19

                                PRINCE VENTURES

June 3, 1993


Imre Kovesdi, Ph.D.
160A South Main Street
Pearl River, NY 10965-2433

VIA FEDERAL EXPRESS

Dear Imre:

I very much enjoyed having dinner with you last night at Aria in Manhattan. The fact that you enjoy opera as much as I do perhaps made the restaurant an ideal choice. I was pleased to describe the financial aspects of venture capital, IPOs, stock options, etc. I was also pleased to introduce you to my firm and our Scientific Advisory Board. I am extremely excited about the opportunity GenVec represents, as you know, and feel that you will be a strong contributor to the eventual success of GenVec. I especially would like you to join us as soon as possible so that our scientific recruiting can embody some of the staffing concepts you and I discussed over dinner.

I am pleased to be able to significantly improve our offer to you for the position of Director - Vector Biology and Development.

In simplistic terms, the near term goals of the company are:

     1. Construct a 2nd generation CF adenovector system which is enough of an improvement over the existing design to:

         a.  warrant use of this vector in follow-on human CF trials

         b. justify patent filings and be FDA approved based on improved efficacy/safety profile

     2.  Prioritize clinical targets for applications beyond CF

     3. Construct next generation proprietary generic vectors which confer significant advantages over existing designs preferably optimized for use in the applications identified in #2. A partial list of areas to be explored would include

         a.  immune blunting
         b.  increasing longevity of expression
         c.  tropism
         d.  tissue specific promotion and radiation inducible promotion
         e.  improved production methods to increase safety
         f.  others

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                                     - 2 -

You would be expected to significantly contribute to growing an organization capable of reaching the above goals. Input is also desired and expected on organization design, identification and recruitment of new hires and laboratory set-up and design.

The expectations are to have a scientific staff (scientist and research associates) of approximately 12 people within 12-18 months and a total of 25 within 24-30 months. Additional scientific support will come from Ron Crystal's academic lab at Cornell and from the collaboration with Genentech in the CF area.

DETAILS OF OFFER

     Annual salary: $100,000 per year, guaranteed for 12 months

     Sign-on Bonus: $10,000, paid upon acceptance of offer

     Incentive stock options: 60,000 shares with 4 year vesting schedule, at $.10/share exercise price

     Benefits: medical and dental insurance for you and your wife

     Relocation package:

          - up to $6,420 to cover the cost of being released from you current lease in Pearl River (depending on you best efforts negotiation with your present landlord)

          - mortgage points and closing costs should you and your wife decide to purchase a house in the Rockville/Gaithersburg area

          -  temporary living expenses up to three months

          -  out of pocket moving expenses

     Professional enhancements:

          -  personal research may be done at GenVec (up to 10% of workday)

          - an adjunct professorship will be arranged if possible at the NIH or other suitable institution

     Offer expiration: June 10, 1993

Imre, I hope this offer meets with your approval. Please call me at my office (203-227-8332) or my home (203-431-0649) if you or your wife have any questions.

As we discussed, I would like to invite you and your wife to visit the D.C. area at our expense and give you a sense of the many benefits and attractions of the area. We are working with relocation experts who would be pleased to give you detailed tours and provide you with a wealth of information about the area. Ron Crystal and his wife Janet would be pleased to have dinner with you and your wife while you are there.

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                                     - 3 -

Again, I welcome you to join us in what I know will be a very exciting, challenging, and rewarding opportunity, both professionally and financially. I look forward to hearing from you. Please signify your acceptance of our offer by signing and returning to me one copy of this letter.

Sincerely,

/s/ Gregory F. Zaic
Gregory F. Zaic
Chairman, GenVec Inc.







ACCEPTED

/s/ Imre Kovesdi, Ph.D.
Imre Kovesdi, Ph.D.

June 6, 1993

cc: John Ruhmann